EXHIBIT 10.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

VIA HAND DELIVERY

November 5, 2010

Steven B. Brugger

5 Brookwood Road

Lexington, MA 02420

Dear Steve:

This letter shall confirm our understanding with respect to your resignation from Momenta Pharmaceuticals, Inc. (the “Company”).  You and the Company have mutually agreed that your final date of employment will be Friday, November 5, 2010, and that following such date you will provide the consulting services as described in paragraph 1(b) below.  The following numbered paragraphs set forth the terms and conditions that will apply upon execution of this letter agreement:

1.                                      Employment Termination Date; Consulting Period

(a)  Employment Termination Date — Your resignation will be effective and your employment with the Company shall terminate on November 5, 2010 (the “Employment Termination Date”).  You agree to continue to perform your employment duties to the reasonable satisfaction of the Company through the Employment Termination Date and to be available to assist the Company in transitioning your duties.  The Company will continue to pay to you your base salary, less all applicable taxes and withholdings, and customary benefits through the Employment Termination Date.  It is understood that you will continue to work full-time for the Company through the Employment Termination Date.  You will also be paid for any accrued but unused vacation time on the Employment Termination Date.  Stock options previously granted to you under the Company’s 2002 Stock Incentive Plan, as amended, or the Company’s 2004 Stock Option Plan, as amended, shall be subject to the terms and conditions of the applicable option agreements.  Except for such stock options, all other benefits, including life insurance and long-term disability insurance, will cease upon the Employment Termination Date.

(b)  Consulting Period — You agree to be available to provide consulting services to the Company from the Employment Termination Date until June 30, 2011, or such other date that is mutually agreed upon in writing by you and the Company (the “Consulting Period”).  Any service as a consultant pursuant to this paragraph 1(b) shall be governed by the terms of the Consulting Agreement attached hereto as Attachment A

(c)  Employment Agreement — You acknowledge and agree that the Employment Agreement between you and the Company dated April 28, 2008 (the “Employment Agreement”) shall terminate as of the Employment Termination Date, and that the provisions of Section 4.1 of the Employment Agreement (Payment upon Voluntary Resignation) shall apply.

2.                                      Post-Employment Obligations — You acknowledge and reaffirm your post-employment obligations pursuant to that certain Employee Nondisclosure, Noncompetition and Assignment of Inventions Agreement dated as of May 18, 2007 between the Company and you (the “Nondisclosure Agreement”), including but not limited to (a) your post-employment covenants and obligations set forth in Section 8 (Noncompetition) and Section 9 (Nonsolicitation) of the Nondisclosure Agreement, and (b) your continuing obligation under Section 4 (Nondisclosure Obligation) of the Nondisclosure Agreement to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s scientific and technical information and know-how, business strategy and affairs, business prospects, and financial condition.

3.                                      Return of Company Property — Except to the extent that the Company has agreed that you may retain any of the following during the pendency of your Consulting Period, you confirm that by the Employment Termination Date, you will have returned to the Company all keys, files, records (and copies thereof), documents, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, pagers, USB flashdrives, etc.), and any other Company-owned property in your possession or control.  You further agree that you will leave intact all electronic Company documents, including, but not limited to, those which you developed or helped to develop during your employment.  You further confirm that you will have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts.

Notwithstanding the preceding paragraph: (a) during the pendency of the Consulting Period, you may retain your current laptop computer and such documents and files which you reasonably require access to during the pendency of your Consulting Period (provided that such computer, documents and files shall be returned to the Company following termination of the Consulting Period), and (b) you may retain your current Blackberry device (which need not be returned following termination of the Consulting Period; provided that you agree to pay all related future expenses in connection with your Blackberry device from and after the termination of the Consulting Period).

4.                                      Amendment — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

5.             No Waiver — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

6.             Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

7.             Cooperation — You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company.  The Company agrees to reimburse you for your reasonably necessary and documented travel, food, and lodging expenses incurred in connection with your compliance with this paragraph 7.

8.             Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

9.             Applicable Law — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You and the Company hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

10.          Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation from the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 2 herein.

If you have any questions about the matters covered in this letter agreement, please call Jo-Ann Beltramello at 617-395-5115.

Very truly yours,

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Jo-Ann Beltramello
	Name:	Jo-Ann Beltramello
	Title:	Vice President, Human Resources

I hereby agree to the terms and conditions set forth in this letter agreement.  I intend that this letter agreement become a binding agreement between me and the Company.

/s/ Steven Brugger
Employee Name: Steven B. Brugger

Date:	5 November 2010

ATTACHMENT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into by Momenta Pharmaceuticals, Inc. with its principal place of business at 675 West Kendall Street, Cambridge, MA 02142 (the “Company”), and Steven B. Brugger, an individual residing at 5 Brookwood Road, Lexington, MA 02420 (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company; and

WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.        Services.  For the fees set forth in Section 3 below, the Consultant will provide consulting services to the Company, which shall include services related to supporting certain of the Company’s ongoing business activities, assisting in the transition of work performed prior to the commencement of this Agreement, and providing such other services that may reasonably be requested by the Company from time to time (the “Services”).  The Services shall be provided on such dates and times as mutually agreed upon by the Company and Consultant.  The Consultant recognizes that the nature of the services may require extended hours and travel for certain projects on certain days and that such services may be required on short notice.  The Consultant agrees to use commercially reasonable efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business and to observe all Company rules, regulations and security requirements with respect to the safety and safeguarding of persons and property.

2.        Independent Contractor.  It is the express intention of the parties to this Agreement that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.  The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time.  The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage for himself.

a.             Performance of Services.  The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time as is necessary to fulfill the requirements of this Agreement.  The Consultant will provide all equipment and supplies required to perform the Services.

b.             Scope of Authority.  The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in a writing signed by an authorized representative of the Company.  The Consultant shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

c.             Federal Tax Return Filing.  The Consultant agrees to report income received from the Company for consulting services under this Agreement consistent with the reporting requirements of an independent contractor.  The Company shall file Form 1099 to report the fees paid to the Consultant.

3.        Consulting Fees.  As full compensation for the consulting services rendered under this Agreement, Company shall pay Consultant two hundred seventy dollars ($270.00) per hour for consulting services actually rendered hereunder.  The Consultant and the Company shall agree upon the dates and times for the provision of consulting services by the Consultant hereunder.

Company will reimburse Consultant for all reasonable travel and other expenses incurred by Consultant in rendering the consulting services when confirmed by appropriate written expense statements and other supporting documentation, provided that any individual expense greater than one thousand dollars ($1,000.00) shall be agreed upon in writing in advance by the Company.

Within fifteen (15) days following the end of each calendar month, Consultant shall invoice Company for any consulting services rendered during the prior month and any expenses incurred during such calendar month in respect of this Agreement.  Payments shall be due within thirty (30) days from Company’s receipt of each invoice from Consultant.  Invoices should be sent to Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, MA 02142, Attention:  Accounts Payable.

4.        Term and Termination.  Unless extended by mutual written agreement or sooner terminated as set forth below, the term of this agreement shall commence on November 6, 2010 and end on June 30, 2011 (such period, the “Consulting Period”),

This Agreement may be terminated in the following manner: (a) by either party, at any time without cause, upon not less than thirty (30) days prior written notice to the other party; (b) at any time upon the mutual written consent of the parties hereto; or (c) if one party has materially breached this Agreement, upon twenty-four (24) hours’ prior written notice delivered to the breaching party.  In the event of termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination.  Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.

5.        Confidential Information.

a.             The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Confidential Information.  The Consultant agrees that he will not, during the Consulting Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Confidential Information.

b.             For purposes of this Agreement, Confidential Information shall mean all scientific, technical, trade or business information developed for or possessed by the Company which is treated by the Company as confidential or proprietary, including, without limitation, information pertaining to sugars, heparinases, enzymes, reagents, glycoproteins, proteins, peptide mixtures, plasmas, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds, products, formulations, methodologies, algorithms, notation systems, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, business plans, research, manufacturing, commercialization, marketing and any other confidential information about or belonging to Company’s affiliates, suppliers, licensors, licensees, partners, collaborators or prospective collaborators, customers and any other technical or business information, whether prepared, conceived or developed by the Company or received by the Company from an outside source, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors.

c.             The Consultant’s obligations under this Section shall not apply to Confidential Information which (i) was known to Consultant at the time it was disclosed, other than by previous disclosure by Company, as evidenced by Consultant’s written records at the time of disclosure, (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, or (iii) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from Company.

6.        Remedies.  The Consultant acknowledges that any breach of the provisions of Section 5 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

7.        Other Agreements.  The Consultant hereby represents that his performance of all the terms of this Agreement and the performance of the Services as a consultant of the

Company do not and will not breach any agreement or understanding with any third party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any future, current or previous employer or others.

The Consultant further represents that, except as the Consultant has disclosed to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, or to refrain from competing, directly or indirectly, with the business of such third party.

8.        Return of Company Property.  Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) in his possession, custody or control relating in any way to the business or prospective business of the Company, though the Consultant may retain one copy of the above for legal archival purposes.

9.        Non-Assignability of Contract.  This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

10.    Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this section.  Notices to the Company shall be addressed to the attention of the Company’s Senior Vice President and General Counsel with a copy to the attention of the Company’s President and Chief Executive Officer.

11.    Complete Agreement.  This Agreement contains the entire understanding between the parties respecting the subject matter of this Agreement, and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement.  There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

12.    Severability.  In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

13.    Non-Waiver.  No delay or omission by the Company or Consultant in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Consultant on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.    Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15.    Counterparts.  This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

16.    Interpretation.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.    Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Jo-Ann Beltramello

Title:	Vice President, Human Resources

Date: November 5, 2010

CONSULTANT:

/s/ Steven Brugger
Steven B. Brugger

Date: November 5, 2010